Filed pursuant to Rule 433

Registration Nos. 333-132039

and 333-132039-02

Free Writing Prospectus

GOAL 2007-1                     $1.2BLN

**PRICED**

Lead: BAS/DB                 Co-Mgrs: BARC, JPM

Pot/Retention

Cls	Size	Ratings(M/S/F/D)	WAL	Exp Prin Wdw	Bench	Sprd	Price
A1	$237MM	Aaa/AAA/AAA/AAA	3.0	09/07 - 03/13	3ML	+2	100
A2	$155MM	Aaa/AAA/AAA/AAA	7.0	03/13 - 06/15	3ML	+6	100
A3	$279MM	Aaa/AAA/AAA/AAA	10.0	06/15 - 06/19	3ML	+9	100
A4	$331MM	Aaa/AAA/AAA/AAA	15.0	06/19 - 03/26	3ML	+12	100
A5	$118MM	Aaa/AAA/AAA/AAA	19.28	03/26 - 09/26	3ML	+16	100
B	$45MM	Aa1/AA-/AA+/AA+	12.75	** ARS - NOT OFFERED HEREIN **
C	$35MM	A3/NR/A-/A-	4.66	12/09 - 03/14	3ML	+40	100

*> Expected Settle Date: June 7, 2007

*> Collateral: 100% FFELP CONSOLIDATED STUDENT LOANS

*> Servicer: Great Lakes (96%), ACS (4%)

*> Pricing Speed: 100% CLR (0-8% ramp over 10 years)

                ** BofA will Bill & Deliver **

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you e-mail a request to dg.prospectus_distribution@bofasecurities.com. The securities may not be suitable for all investors. Banc of America Securities LLC and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.